SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            PRIDE INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)

      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                     [PRIDE INTERNATIONAL, INC. LETTERHEAD]


                                                                  April 27, 1999

To Our Shareholders:

     We are pleased to invite you to attend the Annual Meeting of Shareholders of PRIDE INTERNATIONAL, INC., which will be held at 1:30 p.m., Houston time, on May 25, 1999, at 5847 San Felipe, Suite 1245, Houston, Texas.

     The ratification of PricewaterhouseCoopers as our independent accountants for 1999 is scheduled for consideration at this Meeting. The Meeting will provide an opportunity to review with you our business and affairs during 1998 and give you a chance to meet our directors.

     Whether or not you plan to attend, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

     We look forward to seeing you at the Meeting.

                                           Sincerely,
                                           Paul A. Bragg
                                           PRESIDENT, CHIEF EXECUTIVE OFFICER
                                           AND CHIEF OPERATING OFFICER

[LOGO]                      PRIDE INTERNATIONAL, INC.

                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 25, 1999

     The Annual Meeting of Shareholders of Pride International, Inc. will be held at 5847 San Felipe, Suite 1245, Houston, Texas 77057 on Tuesday, May 25, 1999, at 1:30 p.m., Houston Time, for the following purposes:

          1. To ratify the appointment of PricewaterhouseCoopers LLP as Pride's independent accountants for 1999.

          2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Attached to this Notice is a Proxy Statement setting forth information with respect to the above items and certain other information.

     The Board of Directors has established April 9, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors
                                          ROBERT W. RANDALL, SECRETARY

April 27, 1999
5847 San Felipe, Suite 3300
Houston, Texas 77057

                           PRIDE INTERNATIONAL, INC.
                          5847 SAN FELIPE, SUITE 3300
                              HOUSTON, TEXAS 77057

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Shareholders of Pride International, Inc. (the "Company") to be held on May 25, 1999, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     All properly executed written proxies delivered pursuant to this solicitation (and not later revoked) will be voted at the Annual Meeting in accordance with the instructions given in the proxy. When voting, shareholders may vote in favor of ratification or against ratification or may abstain from voting. Shareholders should vote their shares on the enclosed proxy card. If neither "for," "against" nor "abstain" is indicated, proxies that are signed and returned will be voted "for" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised at the Annual Meeting by written notice of termination given to the Secretary of the Company or by filing with the Secretary a later-dated proxy. All shares of the Company's common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this Proxy Statement and the Company's Annual Report to Shareholders, are being sent to shareholders on or about April 27, 1999.

                QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

     The Board of Directors has established April 9, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the record date, there were outstanding 50,426,673 shares of common stock held by 1,926 shareholders of record. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. As of April 9, 1999, 1,649,021 shares of common stock, or 3.1% of the total outstanding, were beneficially owned by the directors and executive officers of the Company. See also "Certain Relationships and Related Transactions."

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement is satisfied. If a quorum is present, the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999 requires the affirmative vote of at least a majority of the votes cast. Abstentions from voting will be included in the voting tally and will have the same effect as a vote against a proposal. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote with respect to a proposal. Accordingly, broker non-votes will not affect the outcome of the voting.

     The Company expects that no other matter will be brought before the Annual Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

     Any holder of common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the Annual Meeting and voting in person. Attendance by a shareholder will not itself revoke his or her proxy.

                     COST AND METHOD OF PROXY SOLICITATION

     The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telecopy or telegram or in person. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 1)

     PricewaterhouseCoopers LLP has been appointed by the Board of Directors as independent public accountants for the Company and its subsidiaries for the year ending December 31, 1999. This appointment is being presented to the shareholders for ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make comments with respect to the Company's financial statements and to respond to appropriate inquiries from shareholders.

     Ratification of the appointment of PricewaterhouseCoopers LLP will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy and constituting a quorum at the Annual Meeting. Your Board of Directors recommends a vote FOR such ratification.

     If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants, it is not anticipated that PricewaterhouseCoopers LLP will be replaced in 1999. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company's independent accountants for 2000.

                INFORMATION CONCERNING DIRECTORS OF THE COMPANY

     The Board of Directors currently consists of the seven members named in the table below. The term of each director will continue until the 2003 Annual Meeting of Shareholders and until their respective successors are elected. Set forth below for each director are the number of shares of the Company's common stock beneficially owned as of April 9, 1999 and the percentage of outstanding shares of common stock that such number of shares represents. Unless otherwise indicated, the indicated owner has, or would have upon exercise of stock options, sole voting and investment power with respect to such shares.

                                        NUMBER OF SHARES      PERCENT OF
                                          BENEFICIALLY        OUTSTANDING
                NAME                        OWNED(1)            SHARES
-------------------------------------   -----------------    -------------
Paul A. Bragg........................        316,250               *
James B. Clement.....................         30,167               *
Remi Dorval (2)......................         38,167               *
Jorge E. Estrada M...................         50,000               *
Christian J. Boon Falleur (3)........         58,167               *
Ralph D. McBride.....................         28,467               *
James T. Sneed.......................         33,267               *

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

 * Less than 1% of issued and outstanding shares of the Company's common stock.

(1) Includes shares that may be acquired within 60 days of April 9, 1999 by exercise of stock options as follows: Mr. Bragg -- 285,250; Mr.
    Clement -- 30,167; Mr. Dorval -- 18,167; Mr. Boon Falleur -- 18,167; Mr. McBride -- 24,167; and Mr. Sneed -- 30,167.

(2) Does not include 2,752,750 shares beneficially owned by Soletanche Group, of which Mr. Dorval serves as a supervisory director. See "Certain Shareholders" and "Certain Relationships and Related Transactions."

(3) Does not include 3,853,850 shares beneficially owned by Ackermans & van Haaren Group, with which Mr. Boon Falleur is affiliated. See "Certain Shareholders" and "Certain Relationships and Related Transactions."

     PAUL A. BRAGG, 43, was appointed Chief Executive Officer and a director of the Company in March 1999 upon the retirement of Ray H. Tolson. Mr. Bragg has been President and Chief Operating Officer of the Company since February 1997. He joined the Company in July 1993 as its Vice President and Chief Financial Officer.

     JAMES B. CLEMENT, 53, has been a director of the Company since November 1993. From 1977 until October 1997, he was an executive officer of Offshore Logistics, Inc., a publicly traded company engaged in helicopter transportation services, serving as its President, Chief Executive Officer and a director since 1988. He is currently serving as a consultant to Offshore Logistics and manages personal investments. Mr. Clement serves on the Executive Committee, the Audit Committee and the Compensation Committee of the Board of Directors. In March 1999, he was elected Chairman of the Board of the Company.

     REMI DORVAL, 48, became a director of the Company in March 1997 in connection with the acquisition by the Company of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol-Foramer"). See "Certain Relationships and
Related Transactions." From that time until March 1999, he served as Vice Chairman of the Board of the Company. For more than five years prior to becoming a director, Mr. Dorval was a Supervisory Director and Chief Executive Officer of Forasol-Foramer and its predecessors. Since 1990, he has been a supervisory director of Soletanche Group, a privately held French company, and is in charge of its interests in the oil and gas sector. Mr. Dorval serves on the Audit Committee of the Board of Directors.

     JORGE E. ESTRADA M., 51, has been a director of the Company since October 1993. For more than five years, Mr. Estrada has been President and Chief Executive Officer of JEMPSA Media and Entertainment, a company specializing in the Spanish and Latin American entertainment industry. Previously, Mr. Estrada served as President -- Worldwide Drilling Division of Geosource and Vice President of Geosource Exploration Division -- Latin America.

     CHRISTIAN J. BOON FALLEUR, 51, became a director of the Company in March 1997 in connection with the Forasol-Former transaction. See "Certain Relationships and Related Transactions." For more than five years prior to becoming a director, Mr. Boon Falleur was a Supervisory Director and Executive Vice President of Forasol-Foramer and its predecessors. He has been affiliated since 1972 with Ackermans & van Haaren Group, a publicly traded company listed on the Brussels Stock Exchange, and is currently in charge of its energy services and construction sections. Mr. Boon Falleur serves on the Compensation Committee of the Board of Directors.

     RALPH D. MCBRIDE, 52, has been a director of the Company since September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Patterson, L.L.P. in Houston, Texas, since 1980. Bracewell & Patterson, L.L.P. provides legal services to the Company from time to time. Mr. McBride serves on the Executive Committee, the Audit Committee and the Compensation Committee of the Board of Directors. In March 1999, he was elected Vice Chairman of the Board of the Company.

     JAMES T. SNEED, 67, has been a director of the Company since October 1992. In 1991 he retired after 37 years of employment with Mobil Oil Corporation where he was Production Manager USA. Mr. Sneed serves on the Executive Committee and the Compensation Committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     The annual retainer for each outside director is $7,000 per quarter, or $28,000 annually, except for Mr. Clement, the Chairman of the Board, who receives $14,000 per quarter, or $56,000 annually. Each outside director also receives a fee of (i) $1,000 ($2,000 for Mr. Clement) for each Board meeting attended and (ii) $1,000 ($2,000 for Mr. Clement) for each committee meeting attended that is not on the date of a Board meeting or $500 ($1,000 for Mr. Clement) for each committee meeting attended that is on the date of a Board meeting.

     In addition, each director who is not an employee of the Company has received stock options under the Company's 1993 Directors' Stock Option Plan. A maximum of 400,000 shares of common stock is available for purchase upon exercise of options granted under the plan. Under the terms of the plan, each eligible director automatically receives an initial option grant of 10,000 shares upon becoming a director and, as long as the director remains eligible, may receive one grant annually as determined by the Board of Directors or the Executive Committee following the calendar year in which such director receives the initial grant. Persons who were eligible directors on the date the plan was adopted received their initial option grants of 10,000 shares each at that time. The exercise price of options is the fair market value per share on the date the option is granted. Options expire ten years from the date of grant. Each option becomes exercisable as to 50% of the shares covered at the end of one year from the date of grant and the remaining 50% at the end of two years from the date of grant. The plan provides for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company. The current directors collectively have been granted options to purchase 161,665 shares under the plan.

ORGANIZATION OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to an Executive Committee, an Audit Committee and a Compensation Committee. During 1998, the Board of Directors of the Company held 13 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the total number of meetings held by each Committee of the Board on which he served. The Board does not have a standing nominating committee.

     The Executive Committee, currently comprising Messrs. Clement, McBride and Sneed, may exercise the power and authority of the Board of Directors, subject to certain limitations, when the Board is not in session. The Executive Committee held five meetings during 1998.

     The Audit Committee, currently comprising Messrs. Clement, McBride and Dorval, has the authority and power to oversee the retention, performance and compensation of the independent public accountants of the Company, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee held two meetings during 1998.

     The Compensation Committee, currently comprising Messrs. Clement, McBride, Boon Falleur and Sneed, recommends and approves employment agreements, salaries and incentive plans, stock options and employee benefit plans for officers and key employees. The Compensation Committee held five meetings during 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's common stock with the Securities and Exchange Commission and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company is not aware of any failure by any of its executive officers or directors to comply with the Section 16(a) reporting requirements during 1998.

                              CERTAIN SHAREHOLDERS

     The following table sets forth certain information as of April 9, 1999 (unless otherwise noted) with respect to the beneficial ownership of the Company's common stock by (1) each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company's common stock, (2) the persons named in the "Summary Compensation Table" below and (3) all executive officers and directors of the Company as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

                                          NUMBER OF SHARES        PERCENT
NAME AND ADDRESS                        BENEFICIALLY OWNED(1)    OF CLASS
-------------------------------------   ---------------------    ---------
Ackermans & van Haaren Group (2).....         3,853,850           7.6%
  Begijnenvest 113
  B-2000 Antwerpen
  Belgium
Soletanche Group (2).................         2,752,750           5.5%
  6, rue de Watford
  92000 Nanterre
  France
Neuberger & Berman LLC (3)...........         2,974,100           5.9%
  605 Third Avenue
  New York, New York 10158
Ray H. Tolson (4)....................           434,571            *
Paul A. Bragg (5)....................           316,250            *
James W. Allen (5)...................           459,121            *
Gerard Godde (5).....................           177,995            *
John O'Leary (5).....................           127,902            *
All current executive officers and
  directors as a group (13
  persons)...........................         1,649,021           3.1%

------------

 *  Less than 1% of issued and outstanding shares of the Company's common stock.

(1) The number of shares beneficially owned by the named executive officers includes shares that may be acquired within 60 days by exercise of stock options or warrants as follows: Mr. Bragg -- 285,250; Mr. Allen -- 457,750; Mr. Godde -- 175,200; and Mr. O'Leary -- 127,902.

(2) Ackermans & van Haaren Group and Soletanche Group acquired their beneficial ownership of the Company's common stock in March 1997 in connection with the Forasol-Foramer acquisition. Ackermans & van Haaren Group is a publicly traded company listed on the Brussels Stock Exchange. Soletanche Group is a privately held French company, a major shareholder of which is GTN Entrepose S.A., a publicly traded company listed on the Paris Stock Exchange. Ackermans & van Haaren Group and Soletanche Group are not affiliated with each other. See "Certain Relationships and Related Transactions."

(3) The Schedule 13G, as amended, filed by Neuberger Berman, LLC and Neuberger Berman Management Inc. (collectively "Neuberger") under the Exchange Act indicates that, as of February 8, 1999, Neuberger beneficially owned an aggregate of 2,974,100 shares of the Company's common stock. According to the Schedule 13G, Neuberger had sole voting power with respect to 1,369,300 shares, shared voting power with respect to 1,583,400 shares and shared investment power with respect to 2,974,100 shares.

(4) Effective March 1999, Mr. Tolson retired as the Chairman of the Board and Chief Executive Officer of the Company. His business address is HC12 Box 64R, Fredericksburg, Texas 78624.

(5) The business address of each named executive officer other than Mr. Tolson is c/o Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     FORASOL-FORAMER ACQUISITION. In accordance with the purchase agreement pursuant to which the Company acquired the operating subsidiaries of Forasol-Foramer, until March 2002, each of Ackermans & van Haaren Group and its affiliates (collectively, the "AVH Group") and Soletanche Group and its affiliates (collectively, the "Soletanche Group") are entitled to nominate one director to the Board of Directors of the Company; PROVIDED that the AVH Group on the one hand and the Soletanche Group on the other hand continue to own, directly or indirectly, at least 50% of the shares of the Company's common stock acquired pursuant to the purchase agreement. Christian J. Boon Falleur is the director nominee of the AVH Group, and Remi Dorval is the director nominee of the Soletanche Group.

     So long as the Board of Directors of the Company includes a person designated by the AVH Group or the Soletanche Group (or either of them has participated in the designation of such person), and for a period of not less than 90 days after the Board of Directors of the Company ceases to include any person so designated, such designating shareholder may not, either directly or indirectly, individually or as a member of any group, (1) participate in any unsolicited offer to acquire control of the Company or in any election contest relating to the Company; (2) vote any of the shares of common stock shown in the table under "Certain Shareholders" in the election of directors of the Company for any person other than the persons nominated by the Board of Directors of the Company (including those nominated pursuant to the agreements described above);
(3) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of the Company's Board of Directors; (4) increase its ownership in the Company such that either the AVH Group or the Soletanche Group or both of them together would own or control more than 20% of the Company's outstanding voting securities; or
(5) enter into any discussions, negotiations, arrangements or understandings with any third party with a view to taking, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

     RETIREMENT OF RAY H. TOLSON. In connection with the retirement of Ray H. Tolson in March 1999 as the Company's Chairman of the Board and Chief Executive Officer, the Company made severance payments of $5.0 million to Mr. Tolson and $3.0 million to his deferred compensation account, which will be paid to him in ten substantially equal annual installments. As consideration for such payments, Mr. Tolson agreed to, among other things, (1) the immediate termination of his employment agreement with the Company, (2) the cancellation of all options to purchase the Company's common stock held by him, (3) the cancellation of an airplane lease between Mr. Tolson as lessor and the Company as lessee having a remaining term of approximately four years, and (4) a five-year non-competition agreement.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table discloses compensation for the fiscal years ended December 31, 1998, 1997 and 1996 for (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                     ANNUAL COMPENSATION         SHARES
                                                    ----------------------     UNDERLYING
     NAME AND PRINCIPAL POSITION(1)        YEAR     SALARY(2)     BONUS         OPTIONS
----------------------------------------   -----    ---------   ----------    ------------
Ray H. Tolson(3)........................    1998    $ 422,677   $  277,536       307,139
  Chairman of the Board and                 1997      366,154      732,307       175,000
  Chief Executive Officer                   1996      301,888      603,076       180,000
Paul A. Bragg(4)........................    1998      319,838      158,072       198,750
  President and                             1997      272,154      408,231       150,000
  Chief Operating Officer                   1996      178,973      178,623       135,000
James W. Allen..........................    1998      274,377       90,057       175,000
  Senior Vice President --                  1997      224,807      224,807       125,000
  Operations                                1996      175,458      175,108       135,000
Gerard Godde............................    1998      197,000      108,504       129,850
  Senior Vice President --                  1997      142,397       77,980       187,700
  Forasol Operations(5)                     1996       --           --            --
John O'Leary............................    1998      196,462       49,499       145,201
  Vice President --                         1997      148,356      101,467       171,200
  International Marketing(5)                1996       --           --            --

------------

(1) As of December 31, 1998.

(2) Includes matching contributions deposited into the Company's 401(k) plan and salary deferrals into the Company's restoration plan.

(3) In March 1999, Mr. Tolson retired as Chairman of the Board and Chief Executive Officer, and the options held by him were cancelled in partial consideration of certain severance payments. See "Certain Relationships and Related Transactions."

(4) In March 1999, Mr. Bragg was appointed to the additional position of Chief Executive Officer.

(5) Messrs. Godde and O'Leary became executive officers of the Company in March 1997 in connection with the Forasol-Foramer acquisition.

OPTION GRANTS, EXERCISE AND VALUATION

     During 1998, options were granted to the Chief Executive Officer and the four other most highly compensated executive officers of the Company as shown in the first table below. All such options were granted at fair market value on the grant date. Such options generally are exercisable as to one-fifth of the shares covered thereby six months after the grant date, one-fifth on the first anniversary of the grant date and one-fifth on each successive anniversary of the grant date. Each option permits tax withholding to be paid by the withholding of shares of common stock issuable upon exercise of the option. Shown in the second table below is information with respect to unexercised options held at December 31, 1998.

                             OPTION GRANTS IN 1998

                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                        ---------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                        NUMBER OF      % OF TOTAL                                      RATES OF STOCK PRICE
                        SECURITIES      OPTIONS                                          APPRECIATION FOR
                        UNDERLYING     GRANTED TO      EXERCISE OR                        OPTION TERM(1)
                         OPTIONS      EMPLOYEES IN     BASE PRICE      EXPIRATION   --------------------------
         NAME           GRANTED(#)        1998        ($ PER SHARE)       DATE           5%           10%
----------------------  ----------    ------------    -------------    ----------   ------------  ------------
Ray H. Tolson(2)......     93,750         4.6%             8.00         09/09/08     $ 471,671   $ 1,195,307
                          137,500         6.8%             9.69         10/21/08       837,923     2,123,463
                           75,889         3.8%            10.44         10/23/08       498,166     1,262,450
Paul A Bragg..........     86,250         4.3%             8.00         09/09/08       433,937     1,099,682
                          112,500         5.6%             9.69         12/02/08       685,574     1,737,379
James W. Allen........     75,000         3.7%             8.00         09/09/08       377,337       956,245
                          100,000         4.9%             9.69         12/02/08       609,399     1,544,336
Gerard Godde..........     36,000         1.8%             8.00         09/09/08       181,122       458,998
                           93,850         4.6%             9.69         12/02/08       571,921     1,449,360
John O'Leary..........     75,000         3.7%             8.00         09/09/08       377,337       956,245
                           70,201         3.5%             9.69         12/02/08       427,804     1,084,140

------------

(1) The amounts under these columns result from calculations assuming 5% and 10% annual growth rates through the actual option term as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's common stock. The gains reflect a future value based upon growth at these prescribed rates.

(2) In March 1999, Mr. Tolson retired as Chairman of the Board and Chief Executive Officer, and the options held by him were cancelled in partial consideration of certain severance payments. See "Certain Relationships and Related Transactions."

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                                           NUMBER OF SHARES
                                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                          OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                                          SHARES                             YEAR-END(1)                  FISCAL YEAR-END(2)
                                         ACQUIRED        VALUE       ----------------------------    ----------------------------
                                        ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                        -----------    ----------    -----------    -------------    -----------    -------------
Ray H. Tolson(3).....................     343,750      $2,921,875      605,750         444,639       $   561,922     $        --
Paul A. Bragg........................        --              --        214,000         273,750            14,813              --
James W. Allen.......................        --              --        389,000         275,000           286,688              --
Gerard Godde.........................        --              --        137,950         179,600                --              --
John O'Leary.........................        --              --         90,652         194,951                --              --

------------

(1) Number of options shown includes all options (both in and out of the money) at December 31, 1998.

(2) Value reflects those options in-the-money based on a closing price of $7 1/16 per share at December 31, 1998, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby exceeds the option exercise price.

(3) In March 1999, Mr. Tolson retired as Chairman of the Board and Chief Executive Officer, and the options held by him were cancelled in partial consideration of certain severance payments. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements with Messrs. Bragg, Allen and O'Leary, each for a term ending February 4, 2001. Each agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon a February 4 anniversary date, with at least one year's advance notice. Each agreement provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive

(1) two full years of base salary (not less than the highest annual base salary during the preceding three years); (2) two years of life, health, accident and disability insurance benefits for himself and dependents; (3) an amount equal to two times the target award for the Company's annual incentive compensation plan described below under "Report of the Compensation Committee on Executive Compensation"; and (4) immediate vesting of the executive's options and awards. The agreements treat death, disability, certain constructive terminations of an executive or the Company's failure to renew an agreement at the end of its term as an involuntary termination of the executive.

     Each agreement also provides for compensation due to involuntary termination following a Change in Control. "Change in Control" is defined to include the acquisition by a person of 20% or more of the Company's voting power, certain changes in a majority of the Board of Directors, a merger resulting in existing shareholders having less than 50% of the voting power in the surviving company and sale or liquidation of the Company. In the event of a Change in Control, the term of the agreements will be extended for a period of three years from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including certain voluntary resignations by the executive), the executive will be entitled to receive (1) salary and benefits equal to three full years of compensation; (2) bonus equal to three times the maximum award for the year of termination; (3) life, health and accident and disability insurance continued for three years or until reemployment; and (4) immediate vesting of the executive's options and awards. The agreements also provide that the Company shall reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change in Control.

     In addition, each executive's contract provides a noncompete clause for two years after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause is void.

     In connection with the acquisition of the operating subsidiaries of Forasol-Foramer, the Company entered into a severance agreement with Mr. Godde. This agreement provides that, if he is terminated other than for reasons of misconduct, resignation, death, disability or the attainment of 65 years of age, he will receive one month of gross salary (as defined) for each year of service with Forasol-Foramer and the Company. In addition, the Company will provide him and his dependents 18 months of coverage under the Company's retirement and benefit plans.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") consists of four outside directors, Messrs. Clement, McBride, Boon Falleur and Sneed (Chairman), who neither are officers or employees of the Company nor eligible to participate in any of the compensation programs the Committee administers. The Committee meets at least semiannually to review, recommend and approve employment agreements, salaries, incentive plans, stock options and employee benefit plans for officers and key employees. The key elements of the Committee's compensation program are base salary, annual incentive awards and long-term incentive awards.

     BASE SALARY. Under the Committee's program, the base salary for the executive officers and other key employees is established to position the individual in the median to upper salary level for the individual's peers in the contract drilling industry. Specific compensation for individual executives will vary within this target range as a result of the subjective judgment of the Committee. The Company has employment agreements with seven executive officers. These executives received base salary increases ranging from 6.3% to 15.5% (equal to a weighted average of 9.2%) effective October 1998.

     ANNUAL INCENTIVE COMPENSATION. The second component of the program is the annual incentive compensation plan. This plan provides each executive officer with the opportunity to reach a compensation level between the median and high end of his peers in the Company's industry when the Company achieves outstanding financial performance in terms of earnings per share ("EPS") as measured against the annual profit plan adopted each year by the Committee and the Board of Directors. The annual profit plan is developed after management submits to the Board of Directors its expectations for the year. The Committee establishes the maximum incentive compensation award for each executive officer and key employee. The

Committee and the Board of Directors then establish a target EPS for the Company for the year. For 1998, the annual incentive for Mr. Godde was based 60% on his area of responsibility and 40% on EPS while the incentives for Messrs. Tolson, Bragg, Allen and O'Leary were based 100% on EPS. For 1998, the Company's actual EPS was 13% below the target EPS, resulting in awards of 36% of the maximum incentive award for such individuals.

     LONG-TERM INCENTIVE COMPENSATION. The final component of the Committee's compensation program is the Company's 1998 Long-Term Incentive Plan. Under the plan, the Committee is authorized to grant key employees, including the named executive officers, stock options and other stock and cash awards in an effort to provide long-term incentives to such executives. The Committee currently views stock options as the most effective way to tie the long-term interests of management directly to those of the shareholders. In awarding stock options to executives other than the Chief Executive Officer, the Committee reviews and approves or modifies recommendations made by the Chief Executive Officer.

     Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of each award.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The Committee applies the executive compensation program described above in determining the Chief Executive Officer's total compensation. In 1998, the Committee reviewed Mr. Tolson's base salary, comparing it to the salary of his peers in the international contract drilling industry, and recommended to the Board of Directors that his base salary be increased to $430,000. For 1998, Mr. Tolson's annual incentive award was based solely on EPS and calculated on low fixed, high variable components established by the Committee to increase incentive in performance. Because the Company's EPS was 13% below the target for the year, the Company awarded Mr. Tolson an incentive bonus of $277,536, which represented an incentive compensation award of 66% of Mr. Tolson's base salary. In addition, the Committee awarded options to Mr. Tolson to purchase an additional 307,139 shares of the Company's common stock (at the market value of such stock on the date of the award). These options were among those cancelled in March 1999 in connection with Mr. Tolson's retirement. See "Certain Relationships and Related Transactions."

     SUPPLEMENTAL RETIREMENT PLAN. The Committee has implemented a supplemental Executive Retirement Plan for executives that are selected from time to time by the Company's Chief Executive Officer and approved by the Committee. Currently, Messrs. Bragg and Allen participate in the Plan.

     LIMIT ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986 denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. "Performance based" compensation meeting specified standards is deductible without regard to the $1 million cap. The Committee does not anticipate any payment of compensation in 1998 or 1999 in excess of what is deductible under Section 162(m), and believes that options granted under the 1998 Long-Term Incentive Plan currently meet the requirements for "performance based" compensation.

     The Committee believes its practices are fair and equitable for both the executive officers and the shareholders of the Company.

                                                       Respectfully submitted,
                                                       Christian J. Boon Falleur
                                                       James B. Clement
                                                       Ralph D. McBride
                                                       James T. Sneed

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Presented below is a line graph comparing for the last five years the yearly change in the Company's common stock against the SCI Index (which includes all 82 upstream oil service and equipment companies in the February 1999 SCI Monthly Performance & Valuation Guide), the SCI Offshore Drillers Index (which includes, among others, the Company, Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Global Marine Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, R&B Falcon Corporation and Rowan Companies, Inc.) and the S&P 500 Index.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                         1993      1994      1995      1996      1997      1998
                       -------   -------   -------   -------   -------   -------
PRIDE ..............     100.0      97.6     207.3     453.7     492.7     137.8
SCI ................     100.0     105.5     164.3     261.5     395.1     169.4
SCI OFFSHORE .......     100.0      82.0     158.1     375.1     482.0     176.4
S&P 500 ............     100.0     101.3     139.4     171.4     228.6     293.9

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

     To be included in the proxy materials for the 2000 Annual Meeting of Shareholders, shareholder proposals submitted for presentation at the annual meeting must be received by the Company no later than December 28, 1999. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any shareholder proposal if notice of the proposal is not received by the Company by March 13, 2000. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of the Company. No shareholder proposals have been received for inclusion in this Proxy Statement.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business that persons, other than management, intend to present at the meeting. If any other matters requiring a vote of the shareholders arises, the proxies in the enclosed form shall be deemed to confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority for any such other matter in accordance with their best judgment. Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, are available without charge to shareholders upon request to Earl W. McNiel, Chief Financial Officer, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.

                                          By Order of the Board of Directors

                                          ROBERT W. RANDALL, SECRETARY

                           PRIDE INTERNATIONAL, INC.
                  PROXY -- 1999 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 1999

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 27, 1999. Paul A. Bragg and Robert
W. Randall, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Shareholders of Pride International, Inc. (the "Company") to be held at 5847 San Felipe, Suite 1245, Houston, Texas on May 25, 1999 at 1:30 p.m., Houston Time, or any adjournment of such meeting, and to represent and vote all shares of Common Stock of the Company that the undersigned is entitled to vote.


                                               FOR         AGAINST       ABSTAIN

1.       Ratification of the appointment of    [ ]           [ ]           [ ]
         PricewaterhouseCoopers LLP as the
         Company's independent accountants

                (Continued, and to be signed, on the other side)

    This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ABOVE AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED "FOR" ITEM 1. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.                                 Dated: _______________________________
                                          ______________________________________
                                          (Signature)
                                          ______________________________________
                                          (Signature if held jointly)
                                          ______________________________________
                                          (Printed name)

                                          Please sign exactly as your stock is
                                          registered. Joint owners should each
                                          sign personally. Executors,
                                          administrators, trustees, etc. should
                                          so indicate when
                                          signing.